TO BUSINESS EDITOR:

                    /C O R R E C T I O N -- DAG Media, Inc./

      In the news release, DAG Media, Inc. (Nasdaq: DAGM) Reports First Quarter Consolidated Financial Results, issued Tuesday, May 13, by DAG Media, Inc. over PR Newswire, in the financial table DAG MEDIA, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited), under the column "Three Month Ended March 31, 2003," the "Earnings before cumulative effect of change in accounting principal" should be "66,039" rather than "l66,039" as incorrectly transmitted by PR Newswire. Complete, corrected release follows:

      DAG Media, Inc. Reports First Quarter Consolidated Financial Results

      NEW YORK, May 13 /PRNewswire-FirstCall/ -- DAG Media Inc. (Nasdaq: DAGM), a leading independent publisher of print and online Yellow page directories, announced today that consolidated net advertising revenue for the quarter ended March 31, 2003 was $2,162,000, versus $1,575,000 for the same period last year, an increase of $587,000 or 37.27%. The increase resulted primarily from the increased sales of the Jewish Israeli Yellow Pages, which accounts for the majority of the first quarter recognized revenues. Cash and cash equivalents increased by $148,000 to $7,108,000 or $2.43 per share versus the same period last year. As of March 31, 2003 the Company also reported current assets of $12,417,524, total assets of $13,648,610, total shareholders' equity of $7,052,107 and deferred revenues of $5,023,462.

      DAG Media Chairman of board and Chief Executive Officer Assaf Ran remarked, "Our perseverance and tenacity are beginning to be reflected in our performance. I praise our sales force for the current results, and hope to achieve the challenges we have set for 2003."

      DAG Media publishes and distributes three yellow page directories in print as well as photography and illustration directories. We also operate several web sites that complement our directories at http://www.newyellow.com and at http://www.blackbook.com .

      Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, changes in the rates of subscriber acquisition and retention, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

                                 DAG MEDIA, INC.
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2003
                                   (Unaudited)

Assets
Current assets:
Cash and cash equivalents                                          $    373,685
Marketable securities                                                 6,734,019
    Total cash and cash equivalents and Marketable
      securities                                                      7,107,704
Trade accounts receivable, net of allowance for doubtful
  accounts of $856,000                                                2,795,360
Directories in progress                                               1,941,612
Deferred tax assets                                                     439,536
Other current assets                                                    133,312
    Total current assets                                             12,417,524

Fixed assets, net of accumulated depreciation of $206,027               268,857
Goodwill                                                                458,131
Trademarks and other intangibles, net                                   451,919
Other assets                                                             52,179
    Total assets                                                   $ 13,648,610

Liabilities and Shareholder's Equity
Current liabilities:
Accounts payable and accrued expenses                              $    440,631
Accrued commissions and commissions payable                             793,772
Advanced billing for unpublished directories                          5,023,462
Income tax payable                                                      318,023
    Total current liabilities                                         6,575,888
Deferred tax liabilities                                                 20,616
Shareholders' equity:
Preferred shares - $0.01 par value; 5,000,000 shares
  authorized; no shares issued                                               --
Common shares - $0.001 par value; 25,000,000 shares authorized;
  2,996,190 issued and 2,927,460 outstanding                              2,996
Additional paid-in capital                                            7,973,129
Treasury stock, at cost - 68,730 shares                                (231,113)
Deferred Compensation                                                   (94,645)
Accumulated other comprehensive income                                   14,337
Accumulated deficit                                                    (612,597)
    Total shareholders' equity                                        7,052,107
    Total liabilities and shareholders' equity                     $ 13,648,610

                                 DAG MEDIA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                         Three Months Ended
                                                              March 31,
                                                         2003           2002

Advertising revenues                                 $ 2,161,876    $ 1,574,533
Publishing costs                                         337,789        216,523
  Gross profit                                         1,824,087      1,358,010
Operating costs and expenses:
  Selling expenses                                     1,025,219        450,063
  General and administrative                             720,372        656,229
  Total operating costs and expenses                   1,745,591      1,106,292
  Income from operation                                   78,496        251,718
Total other income, net                                   55,200         70,818
Earnings before provisions for Income taxes
  and cumulative effect of change in accounting
  principle                                              133,696        322,536
Provision for income taxes                               (67,657)      (154,862)
  Earnings before cumulative effect of change
    in accounting principal                               66,039        167,674
Cumulative effect of change in accounting
  principle,                                                  --       (895,000)
Net Income (loss)                                    $    66,039    $  (727,326)
Net income (loss) per common share:
Basic and diluted -
Income before cumulative effect of change in
  accounting principle                               $      0.02    $      0.06
Cumulative effect of change in accounting
  principle                                                   --          (0.31)
Net income (loss) per common share                   $      0.02    $     (0.25)
Outstanding
  - Basic                                              2,927,460      2,911,793
  - Diluted                                            2,947,363      2,911,950

SOURCE DAG Media, Inc.
   -0-                             05/13/2003 C NYTU033
   /CONTACT: Assaf Ran, CEO, or Yael Shimor-Golan, CFO, both of DAG Media, Inc., +1-718-520-1000/
   /First Call Analyst: /
   /Web site:  http://www.newyellow.com
               http://www.blackbook.com /
   (DAGM)